CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of American Independence Global Tactical Allocation Fund and American Independence Kansas Tax-Exempt Bond Fund, each a series of ALPS Series Trust, under the headings “Disclosure of Portfolio Holdings” and “Other Information About The Funds” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

September 21, 2018